[GRAPHIC OMITTED] DANA
                                DANA CORPORATION
                                4500 DORR STREET
                               TOLEDO, OHIO 43615

                                  July 21, 2007

CONFIDENTIAL

Appaloosa Management L.P.
26 Main Street, 1st Floor
Chatham, New Jersey 07928
Attention: David A. Tepper
           President

Re: Confidentiality Agreement

Dear Mr. Tepper:

     As you know, Dana Corporation ("Dana") and 40 of its domestic direct and indirect subsidiaries (collectively, the "Debtors") filed voluntary petitions for relief under chapter 11 of title 11 of the Bankruptcy Code, 11 U.S.C. Sections 101, et seq. (the "Bankruptcy Code"), on March 3, 2006. Dana's chapter 11 cases (collectively, the "Chapter 11 Cases") are jointly administered under the caption In re Dana, et al., Case No. 06-10534 (BRL), and are pending before the Honorable Burton R. Lifland in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). Subject to the terms and conditions of this letter agreement (this "Agreement"), the Debtors are willing to furnish Appaloosa Management, L.P. ("Appaloosa") with certain Confidential Information (as defined below) in connection with Appaloosa's consideration of a possible investment in Dana as an alternative to the investment by Centerbridge Capital Partners, L.P. previously publicly disclosed by Dana (the "Investment").

     The Confidential Information shall be furnished or otherwise disclosed or made known to you subject to the terms and conditions of this Agreement unless otherwise agreed to in writing by the Debtors. This Agreement and your obligations hereunder shall apply to your use of Confidential Information regardless of whether it is provided or made known to you by the Debtors or their Advisors or Representatives (as such terms are defined below). You will be responsible for any use or disclosure of Confidential Information by your Representatives or Advisors in contravention of this Agreement.

     1. For purposes of this Agreement, the following terms shall have the following indicated meanings:

     "Advisors" shall include any counsel, consultants, accountants, experts, auditors, examiners, financial advisors or other agents or professionals.

     "Confidential Information" means any non-public information and any information marked or designated by the Debtors and/or their Representatives or Advisors as being "confidential," in each case concerning the Debtors or the Chapter 11 Cases, including, without limitation, information concerning the Debtors' assets, liabilities, business operations, business practices, business plans, financial projections, financial and business analyses, intellectual property, trade secrets and compilations and studies relating to the foregoing, and other documents prepared by the Debtors or their Advisors or Representatives, and information concerning any potential investor in or purchaser or potential purchaser of any of the Debtors' assets, or any confidential information provided as part of or in connection with any proposals or negotiations of a possible investment transaction, which is furnished, disclosed or made known to you or your Representatives or Advisors by the Debtors or their Representatives or Advisors, whether intentionally or unintentionally and in any manner, including in written form, orally or through any electronic, facsimile or computer related means of communication. Confidential Information shall include, without limitation: (a) any notes, summaries, compilations, presentations, memoranda or similar written materials disclosing or discussing Confidential Information; (b) any written Confidential Information that is discussed or presented orally; and (c) any other Confidential Information conveyed to you or your Representatives or Advisors orally that the Debtors or their Representatives or Advisors advise you should be treated as confidential. Notwithstanding anything to the contrary in this Agreement, Confidential Information shall not include any information or portions of information that: (a) is or becomes generally available to the public, (b) is or becomes available to you on a non confidential basis, to the extent that the source of such information was or is not actually known by you to be prohibited from disclosing such information by contractual, legal or fiduciary obligation to the Debtors, or (c) was in the possession of Appaloosa on a non-confidential basis prior to its disclosure by the Debtors.

     "or" shall not be construed as exclusive.

     "person" shall be interpreted broadly to include the media and any corporation, company, limited liability company, group, partnership, joint venture, union, government agency, political subdivision or individual.

     "Representatives" shall include directors, officers, employees, agents and other representatives.

     "you" and "your" refers to Appaloosa.

     2. The Confidential Information shall be used consistent with the following:

     (a) All Confidential Information shall be used by you solely and exclusively in connection with your consideration and evaluation of a possible investment in the Debtors and shall be kept confidential by you, and shall not be disclosed by you or your Representatives or Advisors to any other person or entity without the Debtors' prior written consent.

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
     (b) If the Debtors determine, in their business judgment, that certain Confidential Information poses a risk of competitive or other harm to the Debtors, the Debtors may designate such information to be for (i) Investor's eyes only or (ii) professional eyes only or (iii) particular professionals' eyes only (collectively, "Restricted Information"). You agree that any Restricted Information designated in this manner (whether by legend, watermark, restricted access in the virtual dataroom or written confirmation) may be reviewed only by employees of Investor or the specific Advisor or Advisors, as the case may be, designated as having access to such Restricted Information and, in the case of an Advisor or Advisors, who agree to this restriction and have acknowledged in a writing in the form attached hereto as Exhibit 1 that they have reviewed this Agreement and agreed to be bound by all of the terms hereof.

     (c) Confidential Information may be disclosed by you to your Representatives and Advisors who are working on the Chapter 11 Cases (subject in all cases to the limitations in paragraph 2(b) above), provided that each such Advisor receiving any Confidential Information pursuant to this paragraph 2(c) has acknowledged in a writing in the form attached hereto as Exhibit 1 that he has reviewed this Agreement and agreed to be bound by all of the terms hereof, including without limitation, the obligations concerning the confidentiality of all such Confidential Information and the proper use thereof. Appaloosa shall provide promptly to the Debtors a true and correct copy of any acknowledgment executed in accordance with paragraphs 2(b) and 2(c).

     (d) Notwithstanding the foregoing, Appaloosa shall be permitted to disclose Confidential Information to other holders of Dana Securities (as defined below) or other parties in interest in the Chapter 11 Cases so long as such holders or parties in interest have entered into a confidentiality agreement acceptable to Dana.

     3. Without the prior consent of the other party hereto, Appaloosa will not enter into any agreement, arrangement or any other understanding, whether written or oral, with any potential financing source or sources which by its terms seeks to, or is intended to, limit, restrict, restrain, or otherwise impair in any manner, directly or indirectly, the ability of such financing source or sources to provide financing or other assistance to any other party in any other transaction involving the Company.

     4. Confidential Information may be disclosed by you or any of your Representatives or Advisors if you are legally compelled (including, by deposition, interrogatory, request for documents, subpoena, civil investigative demand, court order or similar process) to do so; provided that, if legally permissible, you provide the Debtors with reasonable prior notice of your intention to disclose Confidential Information, which notice must be received by the Debtors' counsel not fewer than 10 days prior to such disclosure (or if the period for your own compliance is fewer than 10 days, then reasonably prompt notice), so that the Debtors may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement with respect to the proposed disclosure. If you timely give such notice and a protective order or other remedy is not obtained by the time you are required to comply with such disclosure requests, you may comply with such requests, provided that you use reasonable efforts to disclose only such limited portion of the Confidential Information as is covered by such request.

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
     5. Without limiting the generality of any provision of this Agreement, if you determine in your sole discretion that it is necessary to disclose or describe the substance of the Confidential Information in a motion, pleading or other document filed with the Bankruptcy Court, or any other court, administrative body or other tribunal (collectively, a "Filing"), prior to such Filing, you shall move the Bankruptcy Court, or other court of competent jurisdiction, to make such Filing under seal or through some comparable protective mechanism. Further, if you determine that it is necessary to disclose or describe the substance of Confidential Information through oral disclosure in any court, administrative body or other tribunal (collectively, an "Oral Disclosure"), prior to such Oral Disclosure, you shall: (a) to the extent reasonably practicable, notify the Debtors thereof promptly upon such determination; and (b) move the court, administrative body or other tribunal for authority to make such disclosure in camera or in some other protective manner. Except as provided in paragraphs 2, 3, 4 and 5 of this Agreement, Confidential Information shall not be disclosed absent the express written consent of the Debtors. If you or the Debtors seek a protective order or other remedy in accordance with this Agreement, you agree that, to the extent legally permissible, you will not publicly disclose Confidential Information until the matter has been resolved by a court of competent jurisdiction.

     6. You shall take proper care to assure that all Confidential Information is maintained in a secure location and manner. Upon termination of any definitive agreement between Dana and Appaloosa providing for the Investment or the earlier termination of discussions between Appaloosa and Dana regarding such investment, and at the written request of the Debtors, all tangible Confidential Information in your possession, custody or control and furnished by the Debtors or their Representatives or Advisors to you or your Representatives or Advisors shall promptly be returned to the Debtors, without retention of any copy thereof. If the Debtors make such a request, all other Confidential Information that has been furnished by the Debtors or their Representatives or Advisors to the extent incorporated into any analyses, compilations, studies, personal notes, summaries or other documents in your possession, custody or control shall be either destroyed or retained by you and kept subject to the terms of this Agreement. If requested in writing by the Debtors, you shall provide a certification as to the destruction of any materials in accordance with the foregoing. Notwithstanding the return, destruction or retention of any Confidential Information, you and your Representatives and Advisors will continue to be bound by the obligations of confidentiality and other obligations hereunder. Notwithstanding the foregoing, Appaloosa shall be authorized to retain in the office of the General Counsel to Appaloosa one copy of any Confidential Information furnished under this Agreement, along with any notes, compilations, studies or analysis incorporating the Confidential Information; provided that all of the terms of this Agreement shall apply to any Confidential Information or other documents maintained pursuant to this sentence.

     7. As of the date of this Agreement, except as previously disclosed by you to the Debtors in writing, you represent that you do not beneficially own any claims (as such term is defined under section 101 of chapter 11 of title 11 of the United States Code) with respect to any Debtor or any rights to acquire such claims (collectively, "Claims") or any debt or equity securities of Dana or any of its subsidiaries or any direct or indirect options, warrants or other rights to acquire, or any security convertible into or exchangeable for, any debt or equity securities of Dana or any of its subsidiaries (together with Claims, "Dana Securities"). You agree that for a period (the "Standstill Period") of the earliest to occur of the one year anniversary of the date of this Agreement and the effective date of a chapter 11 plan of

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
reorganization for the Debtors (the "Effective Date"), except within the terms of a specific written request from a majority of the independent directors of the Board of Directors of Dana or its designee, you will not, and none of your Representatives or Advisors on your behalf will, directly or indirectly through another party (a) file with the Bankrutpcy Court, or solicit acceptances with respect to, any Plan of Reorganization in the Chapter 11 Cases unless and until such time as the Debtors do not have the exclusive right to propose, or solicit acceptances in respect of, a Plan of Reorganization in the Chapter 11 Cases or
(b) sell, acquire, or offer, propose or agree to sell or acquire, by purchase or otherwise, beneficial ownership of any Dana Securities, provided, however, that if no definitive agreement for an Investment has been executed between you and Dana and discussions between you and Dana regarding an Investment have terminated, subject to applicable securities laws, the March 28, 2006 letter agreement regarding trading in Dana securities and any applicable orders of the Bankruptcy Court, you may sell Dana Securities beneficially owned by you at any time after a disclosure statement is filed by the Debtors in the Chapter 11 Cases.

     8. Except as described in paragraph 6 hereof and except for the Standstill Period described in paragraph 7, all obligations under this Agreement shall terminate and be of no further force or effect on the date that is the later of: (a) three months after the first to occur of (x) the Effective Date,
(y) the dismissal of the Chapter 11 Cases, or (z) the conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code; or (b) twelve months from the date of this Agreement.

     9. It is agreed that no failure or delay by the Debtors in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder. Nothing contained herein shall restrict the use by the Debtors of Confidential Information or limit or preclude the Debtors from raising objections to the production or disclosure of information or documents.

     10. Each party hereto agrees that unless and until a definitive agreement between Dana and you with respect to the Investment has been executed and delivered, neither you nor any Debtor will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this Agreement or any written or oral expression with respect to such a transaction by any of our respective Representatives or Advisors except, in the case of this Agreement or any other written agreement signed by the parties which purports to be binding, for the matters specifically agreed to herein or therein. Although you understand that the Debtors have endeavored to include in the Confidential Information those materials and information which they believes to be reliable and relevant for the purpose of your evaluation of Dana and its subsidiaries, you understand and acknowledge that the Debtors are not making any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information. You agree that neither the Debtors, nor any of their respective Representatives or Advisors will have any liability to you or any other person resulting from the use of the Confidential Information by you or your Representatives and Advisors or any errors or omissions therein, it being understood that only those particular representations and warranties that are made to you by the Debtors in a definitive purchase agreement, when and if it is executed, and subject to such limitations and restrictions as may be specified in such definitive purchase agreement, will have any legal effect.

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
     11. Unless agreed to otherwise by Appaloosa in its sole discretion or for the purpose of negotiating the Investment, the Debtors shall not enter into any confidentiality agreement with any third party or creditor that has proposed to Dana to enter into discussions with Dana concerning an investment in Dana and its subsidiaries as an alternative to the Investment unless such confidentiality agreement contains terms that are not materially less favorable to Dana than the terms of this Agreement.

     12. You agree that money damages will not be a sufficient remedy for any breach of this Agreement by you or your Representatives or Advisors. Accordingly, in addition to any other remedies to which they may be entitled at law or in equity, the Debtors shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any breach of this Agreement (regardless of whether damages may or may not be readily quantifiable and without posting a bond or other security).

     13. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the otherwise applicable principles of law as to conflicts or choice of law of such state.

     14. Each party hereto hereby irrevocably and unconditionally agrees that the Bankruptcy Court shall have exclusive jurisdiction with respect to any issues, actions, suits or proceedings arising out of or relating to this Agreement during such time as any of the Debtors shall be subject to the jurisdiction of the Bankruptcy Court.

     15. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. The parties agree that facsimile signatures shall be accepted as originals for all purposes under this Agreement.

     16. Except as otherwise provided herein, all notices and other communications to the Debtors or you required or permitted under this Agreement shall be in writing and shall become effective when delivered by facsimile (confirmed by mail), overnight courier service, registered or certified mail (postage prepaid) or hand delivery, addressed as follows or to such other addresses as may be thereafter designated in writing by such party to the other parties:

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
          You:                     Appaloosa Management L.P.
                                   26 Main Street, 1st Floor
                                   Chatham, New Jersey 07928
                                   Attention: David A. Tepper
                                              President

                                   Telephone: 973-701-7000
                                              973-701-7055
                                   Facsimile:

          With copies to:          White & Case LLP
                                   1155 Avenue of the Americas
                                   New York, New York 10036-2787
                                   Attention: Gerard Uzzi, Esq.
                                   Telephone: (212) 829-8479
                                   Facsimile: (212) 354-8113

          The Debtors:             Dana Corporation
                                   4500 Dorr Street
                                   Toledo, Ohio  43615
                                   Attention: Marc S. Levin, Esq.
                                   Telephone: (419) 535-4640
                                   Facsimile: (419) 535-4790

          With copies to:          Jones Day
                                   222 E. 41st Street
                                   New York, New York 10017
                                   Attention: Marilyn W. Sonnie
                                   Telephone: (212) 326-3734
                                   Facsimile: (212) 755-7306

17. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be assigned by you without the prior written consent of the Debtors, which consent shall be granted or not according to the Debtors' sole discretion. There are no third-party beneficiaries of this Agreement.

18. This Agreement shall apply with respect to all Confidential Information provided or made known to you on, prior to or after the date hereof.

19. This Agreement represents the entire agreement of the parties hereto with respect to the subject matter hereof, and any amendment, supplement or modification hereto, or any waiver of the rights and obligations hereunder, must be in writing and signed on behalf of the parties hereto.

20. If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of the Agreement shall not be affected or impaired thereby.

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
21. You hereby acknowledge that you and your Representatives and Advisors may receive material non-public information in connection with your evaluation of an investment and are aware that the federal and state securities laws may prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Please indicate your acceptance of this Agreement by signing below and returning this Agreement to Marilyn Sonnie at the notice address set forth in paragraph 16 above.

                                     Sincerely,

                                     DANA CORPORATION, on its own behalf
                                     and on behalf of all of the other Debtors


                                     By:
                                        ----------------------------------------
                                        Name:
                                        Title:

                                     Authorized Signatory for All of the Debtors

AGREED AND ACKNOWLEDGED:

APPALOOSA MANAGEMENT L.P.


By:
       ------------------------
Name:
       ------------------------
Title:
       ------------------------

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
EXHIBIT 1

ACKNOWLEDGMENT AND AGREEMENT

     Reference is hereby made to the Confidentiality Agreement dated July 21, 2007 (the "Confidentiality Agreement"), by and between Dana and 40 of its domestic direct and indirect subsidiaries (collectively, the "Debtors") and Appaloosa Management, L.P. ("Appaloosa"). The undersigned acknowledges receipt of a true and correct copy of the Confidentiality Agreement and that it is an Advisor (as such term is defined and used in the Confidentiality Agreement) to Appaloosa. The undersigned further acknowledges and agrees to be bound by all of the terms and conditions of the Confidentiality Agreement as if it were a party thereto, and that the Debtors are express beneficiaries of this Acknowledgment and Agreement and shall be entitled to rely upon and enforce this Acknowledgment and Agreement in accordance with the terms of the Confidentiality Agreement.

     Dated this ___ day of _____________, 200_.

                                     [NAME OF ADVISOR]


                                         By:
                                             -----------------------------------
                                             Name:
                                             Title:

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